Granite Point Mortgage Trust Inc. Conversion Rate Adjustment for its Convertible Senior Notes Due 2022 and 2023 NEW YORK, December 30, 2020 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) (“GPMT,” “Granite Point” or the “Company”) today announced adjustments to the conversion rates for the Company’s 5.625% convertible senior notes due 2022 (the “2022 Notes”) and the Company’s 6.375% convertible senior notes due 2023 (the “2023 Notes”). These conversion rate adjustments are being made as a result of the Company’s previously announced special cash dividend of $0.25 per share of common stock. Effective immediately after the close of business on December 31, 2020, the new conversion rate for the 2022 Notes will be 51.9943 shares of common stock per $1,000 principal amount of the 2022 Notes. Currently, the conversion rate for the 2022 Notes is 50.7073 shares of common stock per $1,000 principal amount of the 2022 Notes. Notice of the conversion rate adjustment for the 2022 Notes was delivered to holders of the 2022 Notes and Wells Fargo Bank, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the 2022 Notes. Effective immediately after the close of business on December 31, 2020, the new conversion rate for the 2023 Notes will be 50.0894 shares of common stock per $1,000 principal amount of the 2023 Notes. Currently, the conversion rate for the 2023 Notes is 48.8496 shares of common stock per $1,000 principal amount of the 2023 Notes. Notice of the conversion rate adjustment for the 2023 Notes was delivered to holders of the 2023 Notes and Wells Fargo Bank, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the 2023 Notes. About Granite Point Mortgage Trust Inc. Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY, and is externally managed by Pine River Capital Management L.P. Additional information is available at www.gpmtreit.com. Additional Information Stockholders of Granite Point and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 3 Bryant Park, 24th floor, New York, NY 10036, telephone (646) 540-7940. Contact Investors: Marcin Urbaszek, Chief Financial Officer, Granite Point Mortgage Trust Inc., (646) 540-7940, investors@gpmtreit.com.